                                                                       Exhibit 8

NATIONWIDE(R)

Code of Conduct & Business Practices

What we value...

At Nationwide, we value our customers, ethical behavior, diversity and our mutual heritage. We incorporate our values in each transaction we conduct and in each relationship we build everywhere we do business.


Dear Nationwiders,

In today's dynamic insurance and financial services marketplace, Nationwide will continue to be an industry leader. We will serve new customers, offer new products, acquire other companies and do business in many countries.

No matter how much things change, the only business we are really in is making promises - and delivering on them. At Nationwide, our commitment to integrity and ethical behavior will never change. Everyone of us, every day, must reflect the highest standards of professional conduct and personal integrity as we serve our customers and interact with each other.

This revised Code of Conduct and Business Practices reaffirms the ethical responsibilities all of us share. Some of the guidelines in the Code will be familiar to you. Others are new to reflect changes in the law, our industry, and our company. So whether you are new to Nationwide or have been contributing to our success for many years, please take the time to read the important information in this Code. It will help you to understand how our values integrate with each aspect of our business.

Good judgment and the desire to do what's right are the foundation of our reputation. The need to meet business plans or profit can never be used as an excuse to compromise integrity. We have a duty above and beyond the daily responsibilities of running our businesses, and that is the ongoing obligation of acting with integrity and making the right choices.

Our Code requires us to meet competitive challenges fairly and in a way that maintains our reputation of honesty and fair dealing. If you ever feel pressured to commit an act that conflicts with the Code, please talk to your manager, Human Resources, or the Office of Ethics and Business Practices (800-453-8442).

Thank you for your contribution to our success.

Sincerely,

Jerry Jurgensen
Chief Executive Officer





Table of Contents

Purpose 2

Employee responsibilities                       3
   Additional responsibilities for managers


Employees                                       4
   Equal opportunity
   Diversity
   Safe and healthy workplace
   Alcohol and drugs
   Employee privacy and confidentiality
   Harassment


Customers                                       8
   Treatment of customers
   Sales and advertising
   Discrimination
   Customer privacy and confidentiality
   Legitimate sales
   Gift giving and entertainment


Nationwide                                      10
   Business records and financial
        reporting
   Business communications
   Illegal, fraudulent and dishonest acts
   Company assets
   Confidential information
   Solicitation
   Endorsements


Competitors                                     14
   Fair competition and antitrust
   Competitive information


Communities                                     16
   Personal community and political
        activities
   Nationwide political activities
   Media
   Government relations
   International business
   Environment


Conflict of interests                           18

   General guidance
   Gifts and favors
   Entertainment
   Family members
   Vendor relationships
   Outside business activities

   Insider information and
        securities trading
   Special rules for Nationwide stock
   Asset management


Office of Ethics as a resource  22




purpose

In a business built on promises, like ours, customer trust is the key to success. Protecting our outstanding reputation is, therefore, a matter of the greatest importance for the policyholders, stockholders, employees and communities that contribute to and benefit from our continued growth.

The Code of Conduct and Business Practices is a resource for all Nationwide employees. Our Code is not a comprehensive rulebook. It simply provides guidelines for the times when the right choices aren't clear. The Code is in addition to the requirements imposed on specific segments of our business and by the many countries in which Nationwide conducts business.

This Code is written in the spirit of promoting open communication between employees and management. Retaliation against any employee for good faith reporting is against company policy.




employee responsibilities

The success of each employee - and Nationwide as a whole - depends on strengthening the reputation for trust we have in our dealings with each other and with customers, policyholders, agents, stockholders, vendors and those with whom we do business.

Acting with integrity, complying with all laws and regulations, and living up to the Code are basic requirements to earn that trust. All employees are expected to read, understand and acknowledge the Code. Failure to comply with the Nationwide Code of Conduct and Business Practices can result in appropriate disciplinary action.

No reason, including the desire to meet business plans or profit objectives, can ever be an excuse to compromise the guidelines in the Code. Additionally, no employee may use a contractor, consultant, agent broker or other third party to do anything prohibited by Nationwide policy.

Employees are encouraged to notify management, Human Resources, or the Office of Ethics of any conduct that violates the Code, and to cooperate with any investigations that might arise.

Additional responsibilities for managers

Every manager is both a role model and a resource for employees, and is expected to promote an ethical work environment. An ethical workplace requires open and honest two-way communication, and being alert to indications that illegal or unethical conduct has occurred.




employees
We value every employee. We treat each other with honesty, dignity and respect.

Equal opportunity
All employment practices are based on ability and performance, including hiring, promotions, training and development, compensation, and disciplinary actions. Employment decisions are made in compliance with national, state and local laws.

All such decisions are made without regard to race, color, religion, gender, disability, age, veteran status, sexual orientation, ancestry, national origin or any other legally protected characteristics.

Diversity
Our diverse workforce is a tremendous asset. Valuing each employee as a unique and talented individual leads to a more productive and fulfilling work environment.

Safe and healthy workplace
Nationwide is committed to maintaining a safe and healthy working environment. To promote a healthy workforce and a safe work environment, employees are expected to follow health and safety guidelines, and make management aware of potential safety hazards.

The unauthorized possession of any weapon is prohibited on Nationwide property or while conducting Nationwide business.

Alcohol and drugs
Employees are expected to report to work free from the influence of any substance, including alcohol or illegal drugs, which would impair one's performance or negatively impact the performance of others. The possession, sale, manufacture, use or distribution of illegal drugs in the workplace is strictly prohibited.

Employee privacy and confidentiality
In compliance with national and state laws, Nationwide protects the privacy and confidentiality of every employee's personal, medical, financial and claims records. Never compromise an employee's trust by disclosing confidential information to anyone, internally or externally, other than those with a legitimate business need for the information.

Harassment
All employees have the right to work in an environment free from harassment and discrimination, where privacy and dignity are respected and all are protected from offensive or threatening behavior. Nationwide will not tolerate any form of harassment based on an individual's race, color, religion, gender, disability, age, veteran status, sexual orientation, ancestry, national origin or other protected classifications.

Nationwide policy specifically prohibits sexual harassment of any kind, including unwelcome sexual advances, requests for sexual favors and other conduct that has the purpose or effect of creating an intimidating, hostile or offensive working environment.

Employees who are uncomfortable with a coworker's behavior should let him or her know. If the offensive behavior persists or if discussion with the coworker doesn't seem appropriate, contact your manager, Human Resources or the Office of Ethics. All complaints will be investigated promptly and, if substantiated, appropriate disciplinary action will be taken. All complaints will be kept confidential to the maximum extent possible.




customers
We value every customer. We serve them by developing, marketing and selling quality products and services in an honest, fair and equal manner.

Treatment of customers
The guideline for working with customers is a simple one: treat them like you would like to be treated if you were in their situation. You are expected to always treat customers honestly and fairly.

Sales and advertising
Nationwide endeavors to provide for truthful, accurate advertising, promotional literature, projections, quotes and communications with customers. Full disclosure of risks and limitations is as important as accurate portrayal of benefits and advantages.

Discrimination
We may not discriminate in offering or underwriting products and services based on race, gender, religion, or any other legally protected characteristic. Decisions must only be based on legally established criteria. Immediately discuss any action or decision that may appear to be illegal discrimination in the marketing of our products or services with management, the Office of General Counsel or the Office of Ethics.

Customer privacy and confidentiality
In accordance with Nationwide's Privacy Policy, every employee must protect the privacy and confidentiality of a customer's personal, medical, financial and claims records. Never compromise a customer's trust by disclosing confidential information to anyone, internally or externally, other than those with a legitimate business need for the information.

Legitimate sales
No goal, objective or contest is worth jeopardizing one's reputation. Sales must only be recorded when they reflect real transactions. Employees engaged in sales must be properly licensed.

Gift giving and entertainment
Giving gifts, gratuities and entertainment that are reasonable complements to a business relationship and are of modest value are generally permissible. We expect all of our vendors to respect our gift and entertainment policy when doing business with us. Similarly, we will not give any gifts or provide any entertainment that goes against the rules or policies of a recipient's company. Bribes and kickbacks are unacceptable and illegal.

nationwide
We value our reputation. We incorporate our values in each transaction we conduct and in each relationship we build.

Business records and financial reporting
All information must be recorded and reported accurately and honestly. This includes reporting of hours worked, legitimate business expenses incurred, sales made, claims adjusted, and all other activities related to Nationwide business. Financial records must accurately reflect real transactions and conform to Nationwide policy. No entry may be made on the company's books that hides or disguises the true nature of any transaction. Undisclosed or unrecorded accounts, funds or assets are not allowed.

Business communications
All business records and communications should be clear, truthful and accurate. Business records and communications often become public through litigation, government investigations or the media. Avoid exaggeration, colorful or inappropriate language, guesswork, legal conclusions, and derogatory remarks or characterizations of people and companies.

Illegal, fraudulent and dishonest acts
Employees are required to notify Nationwide within thirty days of any felony conviction, or any conviction involving fraudulent or dishonest acts. Nationwide will not employ any individual who has been convicted of insurance fraud or who has been convicted of a criminal felony involving dishonesty or a breach of trust.

To protect customers, Nationwide has purchased a fidelity bond to repay employee theft of customer or company funds. All employees must be covered by a fidelity bond that insures the company against financial loss due to dishonesty. Any employee not eligible for coverage under a fidelity bond cannot be employed. Exceptions to this policy must be approved by management and Human Resources.

Company assets
All employees have a responsibility to take care of the company assets entrusted to them. Checks, drafts, cash and financial records are especially important. The proper use of equipment, buildings, data, and software is also entrusted to each employee. Personal use of company assets, including supplies, company letterhead, postage, and long distance telephone lines is inappropriate. Do not use company equipment to access, store, or distribute content that is illegal, harassing or offensive.

Confidential information
Confidential information is a vital business asset and should not be disclosed to anyone, internally or externally, other than those with a legitimate business need for this information. For example, information about products, non-public financial data, financial or strategic plans, and marketing, represent a competitive advantage for Nationwide and must be protected.

The privacy and confidentiality of the personal, medical, financial and claims records of policyholders, employees, agents and brokers must also be preserved. Never compromise the trust that people place in Nationwide. Protecting the integrity and privacy of all confidential information is an important responsibility. Protecting computer passwords, securing sensitive documents, and shredding confidential information are examples of prudent protection. Employees should also guard against unintentionally disclosing confidential information. Conversations in airplanes, elevators, and other public places, for example, may reveal far more than anticipated.

Solicitation
Employees may not solicit or distribute non-Nationwide products or information during work hours in work areas. Exceptions may be made for company sponsored charitable activities.

Endorsements
The Nationwide brand has great value in the marketplace. To protect this brand value, only use the Nationwide name and logo on approved products and services. Do not use the Nationwide identity or publicly endorse the products and services of other companies, unless approved in advance by Corporate Communications and General Counsel.





competitors
We compete fairly and legally.

Fair competition and antitrust
Nationwide complies with all applicable fair competition and antitrust laws in every country in which we operate. These laws are very complex. They are intended to provide customers with a variety of products at competitive prices unrestricted by artificial constraints such as price fixing, illegal cartels, boycotts, and tie-ins.

Employees who have questions about potential antitrust implications should consult the Office of General Counsel. Listed below are several examples of situations that have fair competition and antitrust implications.

- Employees should not discuss or disclose, either directly or indirectly, any of the following subjects with competitors: prices, bids, discounts, promotions, profits, costs, terms of conditions of sale, boycotts or refusals to deal, and choice of customers or markets.

- If, at any meeting where competitors are present, formal or informal discussion of prices, discounts, terms and conditions of sale, or market segmentation occurs, employees should leave the meeting and notify the Office of General Counsel immediately.

- Pricing, marketing and similar competitive information should primarily be obtained from sources such as insurance departments, published articles, advertisements, brochures, surveys or customers. If a competitor is contacted directly for such information, the employee must clearly disclose that they work for Nationwide, and only inquire about information that is available in the public domain. Inquiries related to future pricing, marketing, underwriting practices or other anti-competitive information should not be pursued directly with competitors.



Competitive information
Information about competitors, customers, and suppliers is a valuable asset in a highly competitive market. However, no illegal or unethical means of obtaining this information will be tolerated. No information should be sought, obtained, or used that would violate fair competition and antitrust laws or laws protecting proprietary data. Possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies, is prohibited.




communities
The quality of life in our communities is important to our employees and we strive to improve it.

Personal community and political activities
Employees are free to participate in community and political activities. In the conduct of their personal civic and political affairs, employees shall make it clear that their views and actions are their own, and not those of Nationwide. Employees should ensure that outside activities will not interfere with job performance. Employees are free to make individual political contributions to the party or candidates of their choice, or to any of the political action committees of Nationwide. No one in the company may pressure another employee to contribute to a political action committee, political party or candidate, or charitable organization.

Nationwide political activities
Corporate campaign contributions of all types are highly regulated. Any campaign contributions using corporate funds or other resources must be approved by the Office of General Counsel.

Media
Only Nationwide management and the Office of Public Relations are authorized to communicate to the media on behalf of Nationwide, or to explain Nationwide business practices, procedures and policy positions. Employees receiving requests from the media should immediately contact Nationwide's Office of Public Relations.

Government relations
Nationwide cooperates with reasonable requests for information from governmental agencies. All information provided should be truthful and accurate. Requests for information other than routine forms must be forwarded to the Office of General Counsel.

International business
Nationwide complies with all applicable laws and regulations, wherever we do business. As a U.S.-based company, many U.S. laws apply to our business both inside and outside of the United States. For example, these laws address prohibitions against money laundering and foreign corrupt practices. The Foreign Corrupt Practices Act (FCPA) prohibits employees, agents and representatives from offering or paying bribes or other corrupt payments to government officials, political parties, candidates for political office and officers of public international organizations directly or indirectly. Employees engaging in business outside the U.S. are encouraged to seek additional guidance from the Office of General Counsel.

Environment
Every Nationwide employee is encouraged to act responsibly toward the environment. Minimize, reuse, and recycle waste at Nationwide facilities wherever possible, and dispose of remaining waste responsibly. Strive to improve energy efficiency in all facilities.





conflict of interests
We value ethical decision making and trust employees to make choices in the best interests of our customers and Nationwide.

General guidance
Affiliation with any of our companies should not be used for private or personal advantage. Any situation that may create, or even appear to create, a conflict between personal interests and the interests of Nationwide must be avoided. A good rule of thumb is to disclose any questionable situation to management and the Office of Ethics as soon as the situation arises.

Gifts and favors
Gifts from any company or person who does business with, is a competitor of, or is seeking to do business with any Nationwide company must not be sought or accepted. This includes favors not available to all company employees, such as special discounts or low interest rate loans. Common courtesies or business gifts of a minimal value may be accepted if they are associated with normal business practices. Care should be taken to avoid accepting frequent gifts or favors from the same person or organization. o It is never permissible to accept a gift in cash or cash equivalents. o Employees who can influence vendor selection or contract negotiations must not accept any gifts, favors or entertainment from vendors during contract negotiations.
o Employees acting as government contractors are prohibited from accepting gifts, favors or entertainment other than common business courtesies which are reasonable in nature and cost.

Recipients of prohibited gifts should notify their manager and return the gift with a letter explaining Nationwide`s policy. If a gift is perishable and impractical to return, it should be shared with the department or donated to a charitable organization with a letter of explanation to the donor.

If turning down a gift would cause undue embarrassment to Nationwide, the recipient may accept it on behalf of the company and turn it over to management for appropriate disposition.

Entertainment
To judge whether it is appropriate to accept an invitation for entertainment, ask whether the entertainment is appropriate and reasonable. How would the entertainment appear to others?

- A meal or social outing with the host following a business meeting or for business or charitable purposes will usually appear acceptable. On the other hand, tickets to the Super Bowl, Olympics, or golf at exclusive resorts, for example, may appear to be excessive and to influence objective judgment. Frequent entertainment with the same vendor also raises questions and concerns that are important to address with management.

- It is inappropriate to accept invitations from vendors, suppliers or brokers that last for several days where the host is paying for travel, hotel and other expenses. On occasion, it might be desirable for business purposes to accept an invitation to this type of outing. In these cases, Nationwide should pay for travel, lodging and other expenses. If in doubt, consult with management or the Office of Ethics.

Family members
A conflict of interests may arise when doing Nationwide business with organizations that employ or are owned by family members. The key here is disclosure. Obtain the written approval of management and the Office of Ethics before conducting business with family members or their organizations.

Vendor relationships
Vendors will be treated legally and fairly. Products and services are to be purchased solely based on the value they provide Nationwide. Wherever possible, purchase from preferred vendors. Check with Procurement if the vendor status is unclear.

Outside business activities
Employees may not work for or accept compensation from a competitor of Nationwide. Employees may not own more than one-tenth of one percent of a competitor. Employees may work for or own interests in companies that do business with Nationwide only if they have the advance written approval of management and the Office of Ethics. No employee may take advantage of any business opportunity learned about through employment at Nationwide without first offering the opportunity to Nationwide.

Insider information and securities trading
Employees, agents and directors are not allowed to buy or sell stock or any other kind of property, based on material information that comes from their job, if that information hasn't been reported publicly. This is known as insider trading. It is against Nationwide policy and the laws of many countries. Any information, positive or negative, is "material" if it might be of significance to an investor in determining whether to purchase, sell or hold securities. Examples include:

-    a potential business acquisition;

- internal information about revenues, earnings or performance that differs from market expectations;

-    important business developments;

-    the acquisition or loss of a major customer;

-    rating agency actions, or

-    important transactions or business developments.

If any doubt exists as to whether the information is material or has been released to the public, employees should contact the Office of General Counsel for specific instructions. Employees are also requested to receive pre-trade approval from the Office of General Counsel if they purchase Nationwide stock, unless purchased through payroll deduction.

Special rules for Nationwide stock
In order to avoid the appearance that any employee is trading on inside information, no employee should engage in "short sales" or trade in puts, calls or similar options on Nationwide stock.

Asset management
There are special rules for employees working for Nationwide's asset management affiliates, including significant restrictions on personal securities trading. Contact the Office of General Counsel for further information.

office of ethics as a resource
We value open and honest two-way communication.
The majority of concerns employees face can be resolved through good communications with management or Human Resources. The Office of Ethics and Business Practices is a widely used resource to answer questions, provide guidance in making ethical decisions, or to report concerns of suspected wrongdoing.

Inquiries or reports may be made anonymously by calling the Ethics Helpline at 1-800-453-8442. Callers outside of the U.S. may reverse charges to 614-249-6760. Translation services are available. No caller ID or recording devices are used. Callers interested in following up on their concerns will be assigned a confidential case number. Knowingly filing false or misleading reports violates this Code. Retaliation against any employee for making a good faith report is strictly forbidden.

Phone:  1-800-45-ETHIC
        (1-800-453-8442)

Fax:    1-614-249-8442
        (access to this secure fax is
        restricted to the Office of Ethics)

E-mail: ETHICS

Mail:   Office of Ethics and Business Practices
        One Nationwide Plaza
        PO Box 182653 Columbus, OH 43218-2653 (mail to this box is delivered unopened to the Office of Ethics)





frequently asked questions
about the office of ethics:
Q If I call the Office of Ethics, will the conversation be recorded?
A No. The Office of Ethics does not record telephone conversations. The Office of Ethics also does not have caller ID for calls to the Ethics Helpline.

Q If I call, will I have to give my name?
A No. Your questions and concerns can be listened to and answered without any identifying information.

Q How will I get an answer to my question if you don't know my name?
A Case numbers are assigned to all contacts. If you wish to remain anonymous, you will be given a number to reference when you call for an update.

Q Is calling the Office of Ethics the only way I can discuss my concern?
A No. You can meet with someone face to face, send information to our secure fax line, mail information to our secure post office box or e-mail us.

Q Will my supervisor or manager know I contacted you?
A No, unless your concern is a one-on-one issue with that supervisor or manager.

Q Will anything be put in my personnel file?
A No information about your questions or concerns will be put in your personnel file.

Q How will I know anything happened?
A The Office of Ethics initiates investigations. We work with Human Resources, General Counsel, Internal Audits and Internal Security to conduct investigations and bring closure to them. When you call to follow up on your question or concern, we will give you an answer, tell you that appropriate action was taken, or tell you that the concern was unsubstantiated.

Q What if someone makes a false accusation?
A We are very thorough. Disciplinary action is not taken without a full investigation. Any disciplinary action is conducted privately.


a reminder
The key to resolving problems is open communication. If you ever feel pressured to commit an illegal or unethical act, or if you know about a situation that is unethical or illegal, contact your manager, Human Resources or the Office of Ethics.



Q I've been passed over for several opportunities for which I believe I am qualified. It feels like discrimination. What should I do?
A The first thing to do is to talk with your manager about the qualifications and performance necessary for a promotion, and what you need to do to be considered. If this conversation doesn't provide you with the information you need, or you still believe you may have been discriminated against, please contact Human Resources immediately.




Q I've been passed over for several opportunities for which I believe I am qualified. It feels like discrimination. What should I do?
A The first thing to do is to talk with your manager about the qualifications and performance necessary for a promotion, and what you need to do to be considered. If this conversation doesn't provide you with the information you need, or you still believe you may have been discriminated against, please contact Human Resources immediately.


Q I'm concerned about a coworker's use of alcohol. If I report this concern, will my friend be terminated? What should I do?
A The health and safety of all employees is of critical importance to Nationwide. Accordingly, our initial response is to assist the employee with their challenge, not to terminate employment. If you are concerned that a coworker is working under the influence of alcohol or drugs, speak with your manager, Employee and Occupational Health Services or Human Resources.

Q Both my spouse and I are employees at Nationwide. My spouse is being treated unfairly. I called to talk about this with the manager but he refused to discuss this with me. Why?
A Because sharing information about any employee, even a spouse, is a violation of that employee's privacy, unless there is a legitimate business reason to disclose it.


Q I like to kid around with the people in my department. It lightens the tension. Is there anything wrong with that?
A What is "kidding" to you may be offensive to coworkers and could create an unacceptable environment. Don't take the chance of insulting colleagues with comments or gestures that may be unwelcome.




Q If I call and report an incident involving sexual harassment, will I put my job in jeopardy?
A No. Sexual harassment or retaliation for reporting sexual harassment is against Nationwide policy and is not tolerated in our workplace.


Q A long term friend and policyholder recently had an insurance loss with us. He wants me to review the claims notes and tell him if he's getting a fair shake. I know we're supposed to be customer oriented, but this still seems inappropriate. A It is. While your customer's interests are important, sharing confidential information with him is a violation of the trust Nationwide has placed in you. Violations of the law, regulations or company policy in order to please a customer are not acceptable.


Q Why am I allowed to give gifts that are worth more than $25 if we can't receive gifts worth more than that?
A Quite simply, we don't believe we should make up the rules for other companies, especially when doing so may put us at a competitive disadvantage. We expect all our vendors to respect our gift and entertainment policy when doing business with us. Similarly, we will not give any gifts or provide any entertainment that goes against the rules or policies of the recipient's company.


Q Although close, our department did not meet the year-end objectives. My boss just left my office after telling me "I don't care how you do it but make the numbers happen! Our bonuses are riding on this." What should I do?
A Approach your boss candidly and sincerely. Discuss the importance of reporting business and financial records accurately and honestly; reflect on the consequences that will occur if the numbers are reported inaccurately. If your manager's direction hasn't changed after your discussion, contact the Office of Ethics for assistance.



Q I've started my own business, and do a lot of my business over the Internet. I've been using the company computer for e-mail and Internet access, but only on my lunch break or after work. Is this OK?
A No. Using company equipment, supplies and/or Internet service for outside business interests is not acceptable.

Q I sell cosmetics as a part-time job. Can I set up a display by my desk? A No. This would be considered solicitation, which is not permitted during business hours.


Q One of our key vendors has asked me for a statement describing our great experience with their product. Can I provide this?
A No. This is a form of endorsement that helps the vendor market their product but has no direct benefit to Nationwide.



Q What are "antitrust laws" and do they apply to me?
A The term "antitrust" typically refers to the U.S. laws that promote fair competition. As a U.S.-based multi-national company, these laws apply to all Nationwide employees, even those based in business operations outside the United States. Many other countries have laws designed to promote fair competition. Nationwide is required to comply with those laws as well.


Q Several of us who have been in the industry for a long time get together every month or so to shoot the breeze and exchange gossip. There's no problem with this, is there?
A Not if you keep your conversations away from areas where you could appear to be colluding, fixing prices, dividing customers, and so on. One way to stay clear of inappropriate topics is to imagine what an investigative reporter listening to the conversation would think - and maybe report!

Q While at a local restaurant I overheard a competitor's employee describing their new marketing plan. Can I share this with my coworkers?
A Generally, information overheard in a public setting would be acceptable to share. However, there could be exceptions, so contact your manager and the Office of General Counsel before disclosing any information.


Q At a professional conference, a competitor gave a presentation on some recent research. Can I use this information in my work?
A Using public information is perfectly appropriate. Presentations at conferences, published articles, and reports of financial analysts are all considered public information.


Q I plan on running for mayor of my town. Should I let anyone at Nationwide know about this?
A It's probably a good idea to discuss this with your manager. You'll need to work with your manager to make sure your work as mayor does not interfere with your job performance, and that your views are not misinterpreted as those of Nationwide. If elected, you'll also want to ensure that you're never involved in a conflict of interests between the town and Nationwide.


Q The local newspaper just called me up because a recent storm damaged quite a few homes in the area. They want to write a story about how to file a claim. They are also asking about plans of insurers to limit their exposure in the area. How should I handle the situation?

A It is important to refer these questions to the Office of Public Relations. Only designated personnel are authorized to talk to the media.

Q A government official in a foreign country hinted that a small "tip" would speed up having our phone service connected. Should we provide the tip?
A Paying a "tip" or "facilitating payment" is permitted by the FCPA and some countries if it is accurately accounted for in the company's records. However, prior to making any payment, contact the Office of General Counsel to ensure the payment is legal.


Q Why can't I accept a gift or entertainment from a vendor? I will not be influenced by this and it seems like we're making a big deal out of nothing.
A Because it isn't right and doesn't look right. Besides, during our contract negotiations, we seek to obtain the best price for the products and services we purchase from vendors. Vendor-provided gifts and entertainment are ultimately charged back to us, their customer.


Q A vendor wants to take me out to a basketball game. Can I accept?
A If the vendor simply gives you tickets, then they are considered a gift. If you are accompanying the vendor, then this entertainment may be acceptable if it's a way of building a better business relationship, is not lavish, and is not a frequent occurrence with the vendor. Disclose the entertainment to your manager to make sure you're not sending any wrong messages. Unfortunately, sometimes even the perception of favoritism is as damaging as actual favoritism.


Q Over the years, I've become personal friends with several of the people I do business with. How do I handle this?
A It is even more important to strictly follow all gift, entertainment, and conflict of interests guidelines when working with vendors who are friends. Your actions will probably be more closely scrutinized by business colleagues and, therefore, you must strive to keep the personal relationship separate from the business one. You should also let your manager know about situations like this one, and diplomatically excuse yourself from the vendor selection process when a friend is under consideration.


Q I'm a licensed realtor. If I only sell during non-work hours, could that still be considered a conflict of interests?
A No, unless the real estate broker for whom you work is contracted to a company that is a competitor of Nationwide.

Q How do I know if something is "material inside information"?
A Insider information is news that has not been published outside the company. "Materiality" depends on what is important for an investor to know when making an investment decision. If you have any doubt contact the Office of General Counsel.

Nationwide Insurance

Nationwide(R) is a registered federal service mark of Nationwide Mutual Insurance Company
Nationwide Mutual Insurance Company and Affiliated Companies
Home Office, One Nationwide Plaza, Columbus, OH 43215-2220

G-9294-A   (5/2001)